UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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SUNRUN INC.
(Name of Registrant as Specified In Its Charter)

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Sunrun Announces Nomination of Sonita Lontoh for Election to the Board of Directors

SAN FRANCISCO, April 21, 2021 -- Sunrun (Nasdaq: RUN), the nation’s leading home solar, battery storage, and energy services provider, today announced the nomination of Sonita Lontoh to stand for election to the company’s board of directors as a Class III director at the 2021 annual meeting of stockholders scheduled for June 3, 2021. If elected, Ms. Lontoh will serve for a three-year term until the 2024 annual meeting of stockholders.

Ms. Lontoh is an accomplished leader with unique insight and foresight at the intersection of innovation, digital transformation, and customer experience. Over her more than two decades of extensive experience, she has led and advised on innovative, customer-centric programs that have delivered positive impacts to businesses, consumers, and society. Since April 2018, Ms. Lontoh has served as the Global Head of Marketing of the Personalization, 3D Printing, and Digital Manufacturing business of HP Inc. Ms. Lontoh previously served as Vice President of Strategic Marketing, Digital Grid NA, at Siemens AG, from February 2016 to April 2018. Previously, Ms. Lontoh served as the Director of Marketing of Trilliant, from February 2011 to February 2016. Earlier in her career, Ms. Lontoh served at PG&E. Ms. Lontoh currently serves on the board of advisors of the Jacobs Institute for Design Innovation at the University of California, Berkeley. She earned a Bachelor of Science degree in Industrial Engineering and Operations Research from the University of California Berkeley, a Master of Engineering in Logistics from the Massachusetts Institute of Technology, and an M.B.A. with a focus on strategy and marketing from Northwestern University’s Kellogg School of Management.

"We are delighted with the nomination of Sonita to Sunrun's board of directors," said Ed Fenster, Chairman of Sunrun’s board of directors. "Sonita’s extensive experience building businesses and her knowledge of marketing, distributed networks, and digital transformation will bring significant expertise and perspective to our board of directors."

“Sonita knows what it takes to deliver great customer experiences and scale multibillion-dollar enterprises,” said Lynn Jurich, Sunrun’s CEO. "She will be a valuable addition to our board of directors and a tremendous resource in helping us achieve our mission of creating a planet run by the sun."

“I am delighted to be nominated for election to the Sunrun board,” said Sonita Lontoh. “Sunrun’s strong commitment to innovation, customer satisfaction, and impact creation is impressive and aligned with my own values. I look forward to collaborating with the board and leadership team as Sunrun works to deliver on the promise of enabling safe, reliable, resilient, affordable, and clean energy for all.”

Ms. Lontoh is being nominated at the 2021 annual meeting of stockholders as a Class III director along with Katherine August de-Wilde and Gerald Risk, who are standing for re-election.

Important Additional Information and Where You Can Find It

Sunrun, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies from the company’s stockholders in connection with the director nominations disclosed above and other matters to be considered at the company’s 2021 annual meeting of stockholders. Information regarding the company’s directors and executive officers and their respective interests in Sunrun, by security holdings or otherwise, is set forth in the company’s definitive proxy statement for its 2021 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2021, and reports filed by Sunrun and ownership forms filed by its directors and executive officers with the SEC. Sunrun urges its stockholders to carefully read the definitive proxy statement for its 2021 annual meeting of stockholders and any other relevant documents filed by Sunrun with the SEC, when available, because they will contain important information. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or at www.sunrun.com.

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About Sunrun

Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding the potential election of Ms. Lontoh to our board of directors. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to the risks identified in the reports that we file with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Media Contact:

Andy Newbold
Director of Communications
press@sunrun.com

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